EXHIBIT 99

                             EXPLANATION OF RESPONSE


(1) The option vested in four equal annual installments beginning on August 24, 2000.

(2) Does not reflect a 554.9338-for-1 stock split to be effective immediately prior to the closing of the issuer's initial public offering.

(3) The option is immediately exercisable as to 75 shares of Common Stock, and becomes exercisable as to the remaining 25 shares of Common Stock on November 1, 2004.

(4) The option is immediately exercisable as to 26.25 shares of Common Stock, and becomes exercisable as to the remaining 8.75 shares of Common Stock on November 1, 2004.

(5) The option is immediately exercisable as to 37.5 shares of Common Stock, and the remainder becomes exercisable in two equal installments of 18.75 shares of Common Stock on February 8, 2005 and February 8, 2006, respectively.

(6) The option is immediately exercisable as to 15 shares of Common Stock, and the remainder becomes exercisable in three equal installments of 15 shares of Common Stock beginning on December 24, 2004.

(7) The option is immediately exercisable as to 20 shares of Common Stock, and the remainder becomes exercisable in three equal annual installments of 20 shares of Common Stock beginning on January 1, 2005.